Diversified Resources Group, Inc. Finalizes Acquisition of Aerogroup International
Corporation

Sarasota, Florida--January 31, 2002- Diversified Resources Group, Inc. (NASD
OTCPinkSheets: `DRGR') announced today that it has finalized the acquisition of
Aerogroup International Corporation of Melbourne, Florida. Aerogroup
International is a Florida-based tactical aviation company created in 2001 to capitalize on the shortfalls in aviation support assets within the U.S.
Military. Aerogroup is positioned to fly thousands of combat fighter support missions each year that go unmet by military training personnel. The Company has a staff of top aviation professionals whose job experience includes combat
`aces', former instructors at the Navy's "Top Gun" Fighter Weapon School, and a
variety of posts within the Pentagon and governmental agencies. Aerogroup's inventory of tactical aircraft includes among others, Hawker Hunters, A-4s, and
Russian MiGs capable of sub and supersonic flight. This makes the Company's fleet capable of a variety of military missions such as adversary support, target tow, and are currently outfitted with state-of-the-art military
"Electronic Warfare" pods.

Upon finalizing the agreement Aerogroup CEO Mark Daniels stated, "Given the volatile state of world affairs combined with the drastic cuts in the Defense budget over the last decade, Aerogroup's personnel and tactical assets are poised to fill the void in U.S. military combat pilot training."

DRGR officials stated, "We are proud to have the opportunity to be involved with
Aerogroup International Corporation, who we believe will be an integral part of this rapidly expanding industry.."

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, competitive pressures, the company's ability to successfully implement traffic, constantly changing technology, associated with recently formed entities. As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC.

For additional information or to receive an Aerogroup International
Corporation Investor's Information Package
Please contact:
Tim Wilkins
(800) 766-2782
or email at Twilkins@tbfcorp.net